UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012 (June 22, 2012)

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14315 (Commission File Number)	76-0127701 (I.R.S. Employer Identification Number)
10943 North Sam Houston Parkway West Houston, Texas (Address of principal executive offices)	77064 (Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) underthe Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information relating to the Credit Documents disclosed under Item 2.01 hereof is also responsive to this Item 1.01 and is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

On June 22, 2012, in connection with entering into the Credit Agreement, the Company repaid in full all outstanding loans, together with interest and all other amounts due in connection with such repayment under the Credit Agreement, dated as of October 20, 2009 (the “Existing Credit Agreement”), among the Company, Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent and the lenders party thereto, totaling an aggregate of $130.0 million, and terminated the Existing Credit Agreement. No penalties were due in connection with such repayments.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 22, 2012, NCI Group, Inc., a Nevada corporation (“NCI”) and a wholly owned subsidiary of NCI Building Systems, Inc., a Delaware corporation (the “Company”), completed the acquisition of Metl-Span LLC, a Texas limited liability company (“Metl-Span”), pursuant to the terms of the Equity Purchase Agreement, dated as of May 2, 2012, as amended (the “Equity Purchase Agreement”), among VSMA, Inc., a Delaware corporation (“VSMA”), Metl-Span, NCI and BlueScope Steel North America Corporation, a Delaware corporation (“BSNA”). Pursuant to the terms of the Equity Purchase Agreement, NCI acquired all of the outstanding membership interests of Metl-Span (the “Acquisition”). The purchase was an all-cash transaction for approximately $145.7 million. The purchase price is also subject to a post-closing adjustment based on Metl-Span’s cash, working capital, indebtedness, transaction expenses and accrued employee bonuses at closing. Metl-Span is now a direct, wholly-owned subsidiary of NCI. The description of the Equity Purchase Agreement is qualified in its entirety by the full text of the agreement attached as Exhibit 2.1 to a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2012.

On June 22, 2012, in connection with the Acquisition, the Company entered into a Credit Agreement (the “Credit Agreement”) among the Company, as Borrower, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (the “Term Agent”), and the lenders party thereto. The Credit Agreement provides for a term loan credit facility in an aggregate principal amount of $250.0 million (the “Credit Facility”). Proceeds from borrowings under the Credit Facility were used, together with cash on hand, (i) to finance the Acquisition, (ii) to refinance the Existing Credit Agreement (the “Refinancing”), and (iii) to pay fees and expenses incurred in connection with the Acquisition and the Refinancing.

The term loans under the Credit Agreement will mature on May 2, 2018 and, prior to such date, will amortize in nominal quarterly installments equal to one percent of the aggregate principal amount thereof per annum.

The term loans under the Credit Agreement will be prepayable at the Company’s option at any time. Prepayments in connection with a repricing transaction (as defined in the Credit Agreement) during the first two years after the closing of the Credit Facility will be subject to a prepayment premium equal to 2% of the principal amount of the term loans so prepaid during the first year after the closing of the Credit Facility and 1% of the principal amount of the term loans so prepaid during the second year after the closing of the Credit Facility. Prepayments may otherwise be made without premium or penalty (other than customary breakage costs). The Company will also have the ability to repurchase a portion of the term loans under the Credit Agreement subject to certain terms and conditions set forth in the Credit Agreement.

Subject to certain exceptions, the term loans under the Credit Agreement will be subject to mandatory prepayment in an amount equal to:

•	the net cash proceeds of (1) certain asset sales, (2) certain debt offerings, and (3) certain insurance recovery and condemnation events; and
•	75% of annual excess cash flow (as defined in the Credit Agreement) for any fiscal year ending on or after November 3, 2013, subject to reduction to 50%, 25% or 0% if specified leverage ratio targets are met.

The Company’s obligations under the Credit Agreement and designated cash management arrangements and hedging agreements, if any, will be irrevocably and unconditionally guaranteed on a joint and several basis by each direct and indirect domestic subsidiary of the Company (other than any domestic subsidiary that is a foreign subsidiary holding company or a subsidiary of a foreign subsidiary and certain other excluded subsidiaries).

The obligations under the Credit Agreement and the designated cash management arrangements and hedging agreements, if any, and the guarantees thereof will be secured pursuant to a guarantee and collateral agreement, dated as of June 22, 2012 (the “Guarantee and Collateral Agreement”), made by the Company and other grantors (as defined therein), in favor of the Term Agent, by (i) all of the capital stock of all direct domestic subsidiaries owned by the Company and the guarantors, (ii) up to 65% of the capital stock of certain direct foreign subsidiaries owned by the Company or any guarantor (it being understood that a foreign subsidiary holding company or a domestic subsidiary of a foreign subsidiary will be deemed a foreign subsidiary), and (iii) substantially all other tangible and intangible assets owned by the Company and each guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions.

At the Company’s election, the interest rates applicable to the term loans under the Credit Agreement will be based on a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or “LIBOR,” or (2) an alternate base rate, in each case, plus a borrowing margin. Overdue amounts will bear interest at a rate that is 2% higher than the rate otherwise applicable.

The Credit Agreement contains a number of covenants that, among other things, will limit or restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, make dividends and other restricted payments, create liens securing indebtedness, engage in mergers and other fundamental transactions, enter into restrictive agreements, amend certain documents in respect of other indebtedness, change the nature of their business and engage in certain transactions with affiliates.

In addition, under the Credit Agreement, the Company will be subject to a financial covenant that requires the Company to maintain a specified consolidated secured debt to EBITDA leverage ratio for specified periods (the requirement for this ratio varies throughout the term of the term loans under the Credit Agreement) beginning with the four fiscal quarter period ending October 28, 2012.

The Credit Agreement contains customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of security interest, material judgments, and change of control.

The Credit Agreement also provides that the Company has the right at any time to request incremental commitments under one or more incremental term loan facilities or incremental revolving loan facilities, subject to compliance with a pro forma consolidated secured debt to EBITDA leverage ratio. The lenders under the Credit Agreement will not be under any obligation to provide any such incremental commitments, and any such addition of or increase in commitments will be subject to pro forma compliance with customary conditions.

In connection with the execution of the Credit Agreement, the Company, certain of the Company’s subsidiaries, Wells Fargo Capital Finance, LLC, as administrative agent (the “ABL Agent”) under the Company’s asset based revolving credit facility (the “ABL Facility”), and the Term Agent entered into an amendment (the “Intercreditor Agreement Amendment”) to the Company’s existing Intercreditor Agreement, dated as of October 20, 2009, providing for, among other things, the obligations under the Credit Agreement to become subject to the provisions of the Intercreditor Agreement. In addition, in connection with the Acquisition, Metl-Span became a borrower under the ABL Facility, and the Company, certain subsidiaries of the Company, and the ABL Agent entered into an amendment (the “ABL Guaranty Amendment”) to the Company’s existing Guaranty Agreement, dated as of October 20, 2009, providing for, among other things, the guarantee of the obligations of Metl-Span under the ABL Facility.

The foregoing summary of the Credit Agreement, the Guarantee and Collateral Agreement, the Intercreditor Agreement Amendment, and the ABL Guaranty Amendment (collectively, the “Credit Documents”) does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Documents, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information relating to the Credit Documents disclosed under Item 2.01 hereof is also responsive to this Item 2.03 and is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On June 22, 2012, the Company issued a press release (the “Press Release”), announcing the completion of the Acquisition and the Refinancing. The Press Release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by this Item 9.01(a) were previously furnished under Item 7.01 and as Exhibits 99.1 and 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2012 and are incorporated herein by reference.

(b) Pro Forma Financial Information

As permitted by Item 9.01(b)(2) of Form 8-K, the Company will furnish the financial information required by this item of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(d) Exhibits

Exhibit
Number	Description

10.1	Credit Agreement, dated as of June 22, 2012, among the Company, as Borrower, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and the lenders party thereto.

10.2	Guarantee and Collateral Agreement, dated as of June 22, 2012, made by the Company and certain of its subsidiaries, in favor of Credit Suisse AG, Cayman Islands Branch, as Collateral Agent.

10.3	Amendment No. 1 to Intercreditor Agreement, dated as of June 22, 2012, among the Company, certain of its subsidiaries, Credit Suisse AG, Cayman Islands Branch, as Term Loan Administrative Agent and Term Loan Agent, Wells Fargo Capital Finance, LLC, as Working Capital Administrative Agent and Working Capital Agent and Credit Suisse AG, Cayman Islands Branch, as Control Agent.

10.4	Amendment No. 1 to Guaranty Amendment, dated as of June 22, 2012, Wells Fargo Capital Finance, LLC, formerly known as Wells Fargo Foothill, LLC, in its capacity as administrative agent and co-collateral agent pursuant to the Loan Agreement (as therein defined) acting for and on behalf of the parties thereto as lenders, NCI Group, Inc., Robertson-Ceco II Corporation, the Company and Steelbuilding.com, Inc.

99.1	Press Release, dated June 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Todd R. Moore Executive Vice President, Secretary and General Counsel

Dated: June 26, 2012

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Credit Agreement, dated as of June 22, 2012, among the Company, as Borrower, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and the lenders party thereto.

10.2	Guarantee and Collateral Agreement, dated as of June 22, 2012, made by the Company and certain of its subsidiaries, in favor of Credit Suisse AG, Cayman Islands Branch, as Collateral Agent.

10.3	Amendment No. 1 to Intercreditor Agreement, dated as of June 22, 2012, among the Company, certain of its subsidiaries, Credit Suisse AG, Cayman Islands Branch, as Term Loan Administrative Agent and Term Loan Agent, Wells Fargo Capital Finance, LLC, as Working Capital Administrative Agent and Working Capital Agent and Credit Suisse AG, Cayman Islands Branch, as Control Agent.

10.4	Amendment No. 1 to Guaranty Amendment, dated as of June 22, 2012, Wells Fargo Capital Finance, LLC, formerly known as Wells Fargo Foothill, LLC, in its capacity as administrative agent and co-collateral agent pursuant to the Loan Agreement (as therein defined) acting for and on behalf of the parties thereto as lenders, NCI Group, Inc., Robertson-Ceco II Corporation, the Company and Steelbuilding.com, Inc.

99.1	Press Release, dated June 22, 2012.